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                                                                     EXHIBIT 16

December 9, 1996



Securities and Exchange Commission
Washington, D.C.

Gentlemen:

We were previously principal accountants for Bodybilt Seating, Inc. and, under the date of June 22, 1996, we reported on the financial statements of Bodybilt Seating, Inc. as of and for the years ended December 31, 1994 and 1993. On February 28, 1996, our appointments as principal accountants was terminated. We have read ErgoBilt, Inc.'s statements included under the heading "Experts" in the registration statement on Form S-1 and prospectus of ErgoBilt, Inc., and we agree with such statements.


Very truly yours,


/s/ THOMPSON, DERRIG & SLOVACEK, P.C.
THOMPSON, DERRIG & SLOVACEK, P.C.